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__________, 2002


The Board of Managers
BACAP Opportunity Strategy, LLC
101 South Tryon Street
Charlotte, NC 28255

To the Board of Managers:

                  BACAP Advisory Partners, LLC ("BACAP") herewith purchases a limited liability company interest ("Interest") in BACAP Opportunity Strategy, LLC (the "Fund") in exchange for a capital contribution to the Fund of $289,000.

                  In connection with such purchase, BACAP represents that such purchase is made for investment purposes by BACAP without any present intention of redeeming or selling such Interest.

                                            Very truly yours,

                                            BACAP Advisory Partners, LLC



                                            By:____________________________
                                            Name:
                                            Title: